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                                                                      Exhibit 11

COMPUTATION OF EARNINGS PER SHARE
                             American International Group, Inc. and Subsidiaries

(in thousands, except per share amounts)
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Years Ended December 31,                                           1995           1994           1993           1992           1991
===================================================================================================================================
Average outstanding shares used in the computation of
 per share earnings:
  Common stock issued (a)                                       506,085        506,086        506,089        506,093        506,088
  Common stock in treasury (a)                                  (32,063)       (31,207)       (29,897)       (29,637)       (28,530)
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  Average outstanding shares                                    474,022        474,879        476,192        476,456        477,558
===================================================================================================================================
  Income before cumulative effect of accounting changes     $ 2,510,383    $ 2,175,515    $ 1,917,035    $ 1,620,544    $ 1,545,747
    Cumulative effect of accounting changes, net of tax
      AIG                                                          --             --             --           31,941           --
      Minority-owned insurance operations                          --             --           20,695           --             --
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  Net income (applicable to common stock) (b)               $ 2,510,383    $ 2,175,515    $ 1,937,730    $ 1,652,485    $ 1,545,747
===================================================================================================================================
  Earnings per common share: (c)
    Income before cumulative effect of accounting changes   $      5.30    $      4.58    $      4.03    $      3.40    $      3.24
    Cumulative effect of accounting changes, net of tax
      AIG                                                          --             --             --             0.07           --
      Minority-owned insurance operations                          --             --             0.04           --             --
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    Net income                                              $      5.30    $      4.58    $      4.07    $      3.47    $      3.24
===================================================================================================================================

(a) Adjusted for a common stock split in the form of a 50 percent common stock dividend paid July 28, 1995.

(b) After deductions in 1993, 1992 and 1991 of preferred stock dividends of $1,043, $4,471 and $7,262, respectively.

(c) The effect of all other common stock equivalents is not significant; therefore, this information is not presented.

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